Exhibit 99.2

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES UPSIZED PUBLIC OFFERING OF COMMON STOCK

BOSTON, MASSACHUSETTS – May 5, 2021 – American Tower Corporation (NYSE: AMT) today announced the pricing of its registered public offering of 9,000,000 shares of common stock at $244.75 per share. The offering was upsized from the previously announced offering size of 8,500,000 shares. The underwriters of the offering have an option to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any. The net proceeds of the offering are expected to be approximately $2,147.1 million (or approximately $2,361.8 million if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and estimated offering expenses. American Tower expects to use the net proceeds from this offering, together with cash on hand and borrowings under its revolving credit facilities and term loans, to finance the recently announced Telxius transaction and to pay related fees and expenses. If for any reason the Telxius transaction is not completed, American Tower expects to use the net proceeds from these offerings to repay existing indebtedness and for general corporate purposes.

BofA Securities is acting as lead book-running manager for the offering. Barclays, Citigroup, Morgan Stanley and RBC Capital Markets are also acting as joint book-running managers with respect to the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offerings are being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Each offering will be made only by means of a prospectus supplement relating to such offering and the accompanying base prospectus, copies of which may be obtained by visiting the SEC’s website at www.sec.gov.

Alternatively, you may request the documents relating to the offering by contacting BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Email: Barclaysprospectus@broadridge.com, Telephone: (888) 603-5847; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Email: prospectus@citi.com, Telephone: (800) 831-9146; Morgan Stanley, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department; or RBC Capital Markets, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, Email: equityprospectus@rbccm.com, Telephone: (877) 822-4089.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 187,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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